EXHIBIT 99.1
FARO TECHNOLOGIES INC. PROPERTIES

No.	Location	Sq. Ft.(1)	Owned/ Leased	Purposes
1	125 Technology Park, Lake Mary, Florida	35,000	Leased	Headquarters, sales, marketing, administration
2	290 National Road Exton, Pennsylvania	90,400	Leased	Manufacturing, research and development, service
3	Lingwiesenstrasse 11/2 70825 Korntal-Muenchingen BW, Germany	105,300	Leased	European headquarters, manufacturing, sales, research and development, service
4	Unit 1° Great Central Way Butlers Leap Rugby Warwickshire CV21 3Xh, England	12,700	Leased	Sales, service
5	716 Kumada Nagakute-shi, Aichi 480-1144, Japan	17,200	Leased	Sales, service
6	188 Pingfu Road Shanghai, China	24,700	Leased	Sales, service
7	215 Avenida Centuria, Parque Indutrial, Apodaca, Nuevo Leon 66600 - Mexico	36,000	Leased	Sales, service
8	Innovation House and Ergo House Ruddington Fields Business park, Mere Way Nottingham NG11 6JS, England	8,300	Leased	Research and development, administration, sales, marketing and service management
9	Rua San Jose 360 Parque Industrial San Jose Cotia Sao Paulo 06715-862, Brazil	12,400	Leased	Sales, service
10	A-32 GF Part Mohan Cooperative Industrial Estate, New Delhi 110044 India	10,500	Leased	Sales, service
11	No. 11 1st-4th Floor, Soi Bangna-Trad 34, Bangna-Trad Rd., Bangna, Bangkok 10260, Thailand	7,800	Leased	Sales, service

(1) Represents total square footage under current leases, which includes office spaces that were abandoned in 2023.